Exhibit 10.22

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is hereby made and entered into as of the Effective Date (as defined below) by and between HOME DEPOT HOLDINGS INC. (hereinafter referred to as the “Seller”), and SST II ACQUISITIONS, LLC (hereinafter referred to as the “Purchaser”).

RECITALS

A. Seller is the owner of that certain parcel of land containing approximately 11.27 acres located at 2911 Eglinton Road, in the City of Toronto, as more particularly described on Exhibit A attached hereto and made a part hereof, together with all rights, easements and appurtenances pertaining thereto (collectively, the “Original HD Parcel”) and as shown on the site plan attached hereto as Exhibit B and made a part hereof (“Exhibit B”).

B. The Original HD Parcel is subject to certain covenants, conditions, easement and restrictions (collectively, “Existing Restrictions”) .

C. Seller desires to sell and Purchaser desires to purchase, upon the terms and conditions hereinafter set forth, a portion of the Original HD Parcel, which portion consists of approximately 1.20 acres as shown outlined by heavy bold black line on Exhibit B hereto, together with all improvements thereon, if any, and all rights, easements and appurtenances pertaining thereto (the “Property”). The conveyance of the Property to Purchaser will be subject to the Permitted Encumbrances (as defined below). The Original HD Parcel, less and except the Property, is hereinafter sometimes referred to as the “HD Property”.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

1. Purchase Price. Subject to the terms and conditions of this Agreement, Seller shall sell and transfer the Property to Purchaser, and Purchaser shall purchase the Property from Seller and pay to Seller, by wire transfer, the sum of TWO MILLION ONE HUNDRED AND SIXTY THOUSAND AND NO/100 DOLLARS ($2,160,000.00) (hereinafter referred to as the “Purchase Price”), subject to adjustment as provided herein. If the Acreage (as defined below) of the Property is different than 1.20 acres, the Purchase Price shall be adjusted, either up or down, to the sum calculated by multiplying the Acreage by One Million Eight Hundred Thousand and Nil/100 Dollars ($1,800,000). For purposes of example only, if the Acreage is 1.25 acres, the Purchase Price would be Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) (which is calculated by multiplying $1,800,000 by 1.25). “Acreage” means the total acreage of the Property (to three decimal places), as determined by the Survey (as defined below). The Survey and the Acreage set forth on the Survey shall be approved by Seller and Purchaser as provided in Section 7(e) below).

2. Deposits.

(a) Within three (3) business days after the Effective Date, Purchaser agrees to pay by wire transfer to Miller Thomson LLP (“Seller’s Solicitors”), in trust, a deposit in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Initial Deposit”).

(b) Provided Purchaser does not terminate this Agreement prior to the end of the Inspection Period (as defined below), Purchaser shall pay by wire transfer to Seller’s Solicitors, in trust, prior to 5:00 p.m. on the last day of the Inspection Period, an additional deposit in the amount of ONE HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit, together with any additional deposits made pursuant to this Agreement, are collectively referred to herein as the “Deposits”.

(c) Except to the extent otherwise set forth herein, all Deposits shall be non-refundable and shall be applied for Purchaser’s benefit against the Purchase Price at Closing (as defined below). All interest which has accrued on the Deposits shall, under all circumstances, belong to the party which is ultimately entitled to receive the Deposits. Purchaser waives any statutory or common right to contest or challenge the enforceability of this Agreement based upon a lack of adequate consideration, the refundability or non-refundability of any Deposits and/or the exercise of any discretion afforded to Seller under this Agreement.

(d) In performing its duties as Seller’s Solicitors holding the Deposits as provided in this Agreement, Seller’s Solicitors shall not incur any liability to anyone for any damages, losses or expenses, except for gross negligence, willful default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel, or (ii) any action taken or omitted in reliance upon any instrument, including written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Seller’s Solicitors shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. In the event of a dispute between the parties hereto sufficient in the discretion of Seller’s Solicitors to justify it doing so, Seller’s Solicitors shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all Deposits held pursuant to this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as Seller’s Solicitors shall determine to have jurisdiction thereof.

(e) Notwithstanding anything to the contrary contained in Section 18 below, in the event Purchaser fails to timely deposit the Deposits as required in this Section 2, Seller shall have the right to terminate this Agreement immediately upon the occurrence of such breach hereunder by written notice to Purchaser.

3. Closing Costs.

(a) At or prior to Closing, Seller shall pay the following costs, expenses and fees: (i) Seller’s legal fees, and (ii) any commission payable to the Broker (as defined below), pursuant to Section 17 of this Agreement.

(b) At or prior to Closing, Purchaser shall pay the following costs, expenses and fees: (i) all costs related to the necessary approvals, permits and filings as needed to create a separate legal parcel for the Property and to grant the easements created in the RCEA, including any required severance(s), subdivision or consents required pursuant to the provisions of the Planning Act (Ontario) governing the subdivision of lands (collectively, “Subdivision Approvals”); (ii) all costs of Purchaser’s due diligence review of the Property, including, without limitation, physical inspections, preparation of appraisals, feasibility studies, environmental, engineering or geotechnical reports or studies, preparation and review of any boundary or as-built surveys, including, without limitation, the Survey (as defined below); (iii) the cost of obtaining all Approvals (as defined below); (iv) the cost of obtaining all Third Party Approvals (as defined below); (v) Purchaser’s legal fees; (vi) all land transfer taxes and similar taxes payable; (vii) all registration fees on registrable documents; (viii) if applicable, all title insurance fees and premiums, including, without limitation, any costs, fees and premiums related to the issuance of a title insurance commitment and any owner’s title insurance policy obtained by Purchaser at Closing, including, any endorsements thereto, and all search and examination fees; and (ix) the reasonable fees and expenses of any consultants retained by Seller to review the submittals made by Purchaser pursuant to this Agreement (including, without limitation, the Survey, Site Plan and Elevations and Plans) in an amount not to exceed Twelve Thousand Dollars ($12,000.00) plus HST (the “Review Fee”); (x) the sum of Fifty Thousand and No/100 Dollars $50,000 plus HST to Seller, as Purchaser’s one-time contribution to Seller’s future costs of maintaining, repairing and replacing the access drives on the HD Property (which obligations of the Seller shall be confirmed in the RCEA (as defined below); and any commissions, fees or compensation due and payable to any broker that Purchaser retained in connection with this transaction. Purchaser shall pay Seller the Review Fee at Closing or upon an earlier termination of this Agreement (save and except where such termination arises as a result of a breach or non-performance by the Seller of any of its obligations pursuant to this Agreement, in which case such Review Fee shall not be payable by the Purchaser), upon delivery by the Seller to the Purchaser of written evidence, satisfactory to the Purchaser, acting reasonably, of the payment by the Seller of such fees and expenses; it being specifically acknowledged and agreed that upon a termination of this Agreement prior to Closing such Review Fee shall first be deducted from any refundable Deposits that would otherwise be payable to Purchaser and the balance, if any, shall be paid to Seller by Purchaser within five (5) business days after the termination of this Agreement.

(c) All other costs and fees shall be paid by the party incurring such costs and fees.

4. Adjustments.

(a) All real property taxes, personal property taxes, local improvement rates and special taxes and assessments shall be prorated (employing a 365-day year) between Purchaser and Seller on a per diem basis as of the Closing Date (as defined below) based upon the current property assessment. If such assessment is not available for the year in question, such taxes and assessments shall be prorated at Closing based on one hundred five percent (105%) of the previous year’s tax bill and re-prorated when the amount thereof can be ascertained.

(b) All expenses, including without limitation, utility fees and deposits and all maintenance charges and other payments or obligations under the Existing Restrictions, any existing reciprocal easement agreements and/or similar agreements with respect to the Property shall be allocated between Seller and Purchaser as of the Closing Date. Seller shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be responsible for all expenses for the period of time from, after, and including the Closing Date. If accurate allocations cannot be made at Closing because current bills are not then available (for example, as in the case of utility bills), the parties shall allocate such expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense.

(c) All pro-rations and allocations made pursuant to this Section 4, where specific and separate pro-rations and/or allocations are not available, shall be determined by allocating the tax, assessment or other expense on a per acre basis.

(d) If any errors or omissions are made regarding adjustments and pro-rations pursuant to this Section 4, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimates are made at the Closing regarding adjustments or pro-rations, the parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto within thirty (30) days following written request therefor.

(e) Purchaser shall be credited towards the Purchase Price with the amount, if any, necessary for Purchaser to pay to the Minister of National Revenue to satisfy the Purchaser’s liability in respect of tax payable by Seller under the non-residency provisions of the Income Tax Act (Canada) by reason of this sale. Purchaser shall not claim such credit if Seller delivers on Closing a certificate of the Seller confirming that Seller is not then non-resident of Canada.

(f) Purchaser acknowledges that in the event any HST is exigible in connection with the transaction contemplated herein, such HST shall be in addition to the Purchase Price. Purchaser hereby represents and warrants that Purchaser will at the Closing be validly registered as a registrant under Subdivision d of Division V of Part IX of the Excise Tax Act, as amended, for the purposes of the goods and services tax and/or harmonized sales tax (“HST”).

(g) Purchaser and Seller acknowledge and agree that Purchaser shall not be required to pay, or Seller to collect and remit, any HST exigible in connection with this transaction provided that Purchaser, on Closing, provides to Seller an undertaking and indemnity of Purchaser: (i) certifying that Purchaser is a registrant for HST and Purchaser’s registration number as at Closing; (ii) certifying that the Property transferred pursuant to this Agreement is being purchased by Purchaser as principal for its own account and is not being purchased by Purchaser as an agent, trustee or otherwise on behalf of or for another person and does not constitute a supply of a residential complex made to an individual for the purposes of Section 221(2)(b) of the Excise Tax Act; (iii) undertaking to remit when due any exigible HST; and (iv) agreeing to indemnify and save harmless Seller and its shareholders, directors, officers, employees, advisors and agents from all claims, actions, causes of action, proceedings, losses, damages, costs, liabilities and expenses incurred, suffered or sustained as a result of a failure by Purchaser: (a) to pay any federal, provincial or other taxes payable by Purchaser in connection with the conveyance or transfer of the Property whether arising from a reassessment or otherwise, including provincial retail sales tax and HST, if applicable; and (b) to file any returns, certificates, filings, elections, notices or other documents required to be filed by Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Property.

(h) The provisions of this Section 4 shall survive the Closing and the delivery of the Deed (as defined below).

5. Closing. The consummation of the purchase and sale of the Property (the “Closing”) shall occur on or before the thirtieth (30th) day following the later to occur of the expiration or earlier waiver of (i) the Inspection Period, or (ii) the Approval Period (as defined below) (the “Closing Date”), at the offices of the Seller’s Solicitors; provided, however, if the Closing Date would otherwise occur within the last two (2) weeks of one of Seller’s fiscal quarters, then, at Seller’s election, the Closing Date shall be extended to the third (3rd) business day following the expiration of such two (2) week period. Seller agrees to deliver possession of the Property to Purchaser at Closing, subject to the Permitted Encumbrances. At Closing, all of the terms and conditions of this Agreement shall be deemed to have been satisfied and merged into the Deed and shall not survive the Closing, except as specifically set forth in this Agreement.

6. Inspections Prior to Closing.

(a) PURCHASER ACKNOWLEDGES THAT THE PROPERTY IS BEING SOLD “AS IS, WHERE IS” AND “WITH ALL FAULTS” WITHOUT ANY OBLIGATION OF SELLER TO PERFORM ANY REPAIRS, IMPROVEMENTS, MAINTENANCE OR OTHER WORK TO THE ORIGINAL HD PARCEL (INCLUDING THE PROPERTY) OR ANY PART THEREOF, AND WITHOUT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, ANY WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND FROM SELLER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, HABITABILITY, TENANTABILITY OR ENVIRONMENTAL CONDITION. SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ORIGINAL HD PARCEL (INCLUDING THE PROPERTY), EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING ANY REPRESENTATIONS BY ANY BROKERS OR SALESMEN, AND PURCHASER DOES HEREBY ACKNOWLEDGE THAT, IN PURCHASING THE PROPERTY, PURCHASER IS RELYING ONLY UPON THOSE REPRESENTATIONS OF SELLER CONCERNING THE ORIGINAL HD PARCEL (INCLUDING THE PROPERTY) EXPRESSLY SET FORTH AS SUCH IN THIS AGREEMENT. FURTHER, IN THE EVENT PURCHASER PURCHASES THE PROPERTY,

PURCHASER HEREBY WAIVES ANY CLAIM IT MAY HAVE AGAINST SELLER AS TO MATTERS RELATED TO THE ORIGINAL HD PARCEL (INCLUDING THE PROPERTY) OR ANY PORTION THEREOF, OTHER THAN AS MAY ARISE IN RESPECT OF THE SELLER’S OBLIGATIONS PURSUANT TO THE RCEA (AS DEFINED BELOW). UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ANY OF ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE “HAZARDOUS SUBSTANCES LAWS” (AS DEFINED BELOW) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT ANY SUCH CLAIM, DEMAND, CAUSE OF ACTION, LOSS, DAMAGE, LIABILITY, COST OR EXPENSE ARISING OUT OF ANY BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AT CLOSING PURSUANT TO SECTION 11 HEREOF.

For purposes of this Agreement, “”Hazardous Substances” means any contaminant, pollutant, dangerous substance, noxious substance, toxic substance, hazardous waste, flammable or explosive material, radioactive material, polychlorinated bi-phenyls, polychlorinated bi-phenyl waste, polychlorinated bi-phenyl related waste and any other substance or material now declared or defined to be regulated or controlled in or pursuant to Hazardous Substances Laws, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves. Without limitation of the other provisions of this Section 6, Purchaser acknowledges to and agrees with Seller that Seller has not, does not and will not make any representation or warranty with regard to compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any Hazardous Substances. Without limiting the foregoing, Seller does not make and has not made and specifically disclaims any representation or warranty regarding the presence or absence of any Hazardous Substances at, on, under or about the Property or the compliance or non-compliance of the Property with laws including written policies and guidelines and directives, administrative rulings or interpretations, that are in effect and applicable to Seller on Closing, as well as the common law and any judicial or administrative order, consent decree or judgment that is in effect and applicable to Seller on Closing, that relates to pollution or the protection of the environment, including, without limitation, the Atomic Energy Control Act (Canada), the Canadian Environmental Protection Act (Canada), the Pest Control Products Act (Canada), the Transportation of Dangerous Goods Act (Canada) and the Environmental Protection Act (Ontario) and the regulations and guidelines promulgated pursuant thereto or issued by any governmental authority in respect thereof, and equivalent or similar local and provincial ordinances and statutory programs and the regulations and guidelines promulgated pursuant thereto. (collectively, the “Hazardous Substances Laws”).

(b) Subject to the terms and conditions hereof and to any rights or restrictions under any of the Existing Restrictions or other Permitted Encumbrances, Purchaser, its employees, agents, contractors, consultants and representatives, and any party claiming by, through or under any of them (collectively, the “Purchaser Group”), shall at all times before the Closing (but upon forty-eight (48) hours’ prior written notice to Seller, which may be given electronically to KIMBERLEY_C_KOENIG@homedepot.com and pkatz@millerthomson.com or such other parties as Seller may designate from time to time) have the privilege, opportunity and right of entering upon the Property in order to conduct such examinations, tests, studies and investigations of the Property, including, but not limited to, the physical and environmental conditions thereof, as Purchaser deems reasonably necessary or desirable to satisfy itself as to the condition of the Property, and Purchaser will rely solely upon same and not upon any information (including, without limitation, environmental studies or reports of any kind or Seller Information (as defined below) provided by or on behalf of Seller or its agents, consultants or employees with respect thereto; provided, however, that (i) any access shall be coordinated with Seller as to mutually acceptable times, and (ii) Purchaser and all other members of the Purchaser Group shall exercise due care with respect to the Property in connection with any entry onto the Property and the performance of any of Purchaser’s investigations so as to avoid damaging any portion of the Original HD Parcel (including the Property) and so as to avoid disrupting or interfering with the use, operation or maintenance thereof by Seller, including, without limitation, any construction activities or business operations thereon. At Seller’s election, a representative of Seller may be present during any entry by Purchaser or any other member of the Purchaser Group upon the Property. Neither Purchaser nor any other member of the Purchaser Group shall cause or permit any construction liens or other liens to be filed against the Original HD Parcel (or any portion thereof) as a result of its activities at the Property, and if any such liens are filed, Purchaser shall cause same to be dismissed, by payment, bonding or otherwise, not later than thirty (30) days following the filing thereof. Purchaser hereby indemnifies, protects, defends (with counsel satisfactory to Seller) and holds Seller and its officers, directors, shareholders, employees and agents harmless from and against any and all damage to persons or property or any other claims, demands, losses, damages, liabilities, fines, penalties, liens, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation expenses) that Seller may suffer or incur directly or indirectly and which arise as a result of or in connection with Purchaser’s exercise of its rights pursuant to this Section 6, including any act or omission by Purchaser or any other member of the Purchaser Group.

(c) Purchaser shall not conduct any Invasive Testing (as defined below) on the Property without Seller’s prior written consent and without having submitted to Seller a scope of the proposed Invasive Testing and a site plan reflecting the location thereof. For purposes of this Agreement, the term “Invasive Testing” shall include, without limitation, soil tests, environmental tests or other investigations or testing that involves drilling, digging or sampling any portion of the Property, including the soil, groundwater, improvements or building materials. Without limiting the foregoing, Purchaser and each member of the Purchaser Group shall be prohibited from taking any action that disturbs or otherwise penetrates the surface of the Property (including any paving located on the Property) or any improvements located thereon without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole and absolute discretion.

(d) Purchaser covenants and agrees with Seller not to disclose to any third party (other than to Purchaser’s lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein provided that such parties are advised of and agree to be bound by the confidentiality provisions of this Agreement) without Seller’s prior written consent, unless Purchaser is obligated by law to make such disclosure or unless such information is already a matter of public record, any of the reports or any other documentation or information obtained by Purchaser which relates to the Original HD Parcel or any portion thereof (including the Property), including, without limitation, any Seller Information received by Purchaser (collectively, “Confidential Information”), all of which shall be used by Purchaser and its lenders, accountants, attorneys and other professionals and consultants solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated prior to Closing, Purchaser agrees that all the Confidential Information will continue to be held by Purchaser and its lenders, attorneys and other professionals and consultants in strict confidence. If Purchaser believes such disclosure is required to be made, Purchaser will so inform Seller and provide Seller (upon request) a copy of the Confidential Information to be disclosed; Seller, at its sole and absolute discretion, shall have the option (but not the obligation), at its sole cost and expense, to attempt to obtain a protective order or to otherwise prevent such disclosure, and Purchaser shall take no action to prevent or interfere, and shall cooperate with any efforts Seller may elect to undertake to intervene in any proceedings or to otherwise prevent disclosure, provided that, such cooperation shall not require the expenditure of any funds by the Purchaser. If any disclosure is required, Seller shall have the option (but not the obligation) to make such disclosure.

(e) In the event the Property is disturbed or altered in any way as a result of the activities of Purchaser or any other member of the Purchaser Group (including, without limitation, in connection with any Invasive Testing approved by Seller pursuant to the provisions hereof), Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Prior to any entry upon the Property by Purchaser or any other member of the Purchaser Group, Purchaser shall deliver to Seller an original endorsement to Purchaser’s commercial general liability insurance policy that evidences that Purchaser is carrying a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, covering both (i) the activities of Purchaser and the Purchaser Group on or about the Property, and (ii) Purchaser’s indemnity obligation set forth in Section 6(b) above. Such endorsement shall evidence that such insurance policy shall have a per occurrence limit of at least $2,000,000 and an aggregate limit of at least $5,000,000, shall name Seller as an additional insured, and shall be primary and noncontributing with any other insurance available to Seller. Upon Seller’s request, Purchaser shall deliver to

Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities, which certificate shall provide that such insurance shall not be terminated or modified without at least ten (10) days’ prior written notice to Seller (to the extent commercially available).

(f) Seller shall execute and deliver to Purchaser, within five (5) business days following a written request by Purchaser, authorizations prepared by Purchaser’s Solicitors to governmental authorities necessary to permit Purchaser to obtain information from the files of such governmental authorities relating to the Property, provided said authorizations shall explicitly not authorize any inspections with respect to the Property (and Purchaser covenants and agrees with Seller that it will not request, directly or indirectly, any such inspection) and shall otherwise be in form and substance satisfactory to Seller’s Solicitors. Seller hereby grants to Purchaser the right to obtain any and all existing plans, drawings, surveys and other due diligence information from Seller’s original development consultants at Purchaser’s cost (the materials provided by Seller and/or its development consultants are hereinafter collectively referred to as the “Seller Information”). Purchaser acknowledges that Seller does not make any representation or warranty of any nature whatsoever regarding the truth, accuracy, validity, completeness, usefulness, suitability or any other aspect of any Seller Information provided to Purchaser, whether prior to or after the Effective Date, and Seller expressly disclaims any such representation and warranty. Purchaser further acknowledges that the Seller Information is specific to Seller’s use and development of the Original HD Parcel and may not be consistent with the interests of Purchaser in the Property. Purchaser relies on any Seller Information at Purchaser’s sole risk and Purchaser hereby agrees to release Seller, The Home Depot, Inc. and all of its direct and indirect subsidiaries, any environmental, development or other consultants, any legal counsel to Seller and any other third parties providing, opining or summarizing such information at the request of Seller from any liability that Purchaser may incur as a result of its reliance on the Seller Information. Purchaser hereby agrees that it shall not permit the further dissemination of any Seller Information, and in the event this Agreement is terminated prior to Closing, Purchaser shall deliver all Seller Information promptly to Seller.

(g) Prior to Closing, Purchaser shall not: (i) register any document against any portion of the Property; (ii) execute any agreement to sell, lease, assign, license, option, mortgage, hypothecate or in any other way encumber or further restrict the Property; (iii) modify any Permitted Encumbrances; or (iv) take any action or permit any action to be taken related to obtaining any economic development incentive for Purchaser’s intended development (whether in the form of grants, tax credits, exemptions, tax increment financing, sales tax rebates or otherwise), that in any event or in any manner will: (1) be effective prior to Closing (unless such agreement or encumbrance is made expressly subject to and conditioned upon Purchaser’s acquisition of fee simple title to the Property, but in no event may any such document violate clause (i) above in this Section 6(g); or (2) in any way impose upon or subject Seller to any cost, liability, tax assessment, expense, obligation or restriction, unless and until Purchaser has obtained Seller’s prior written approval thereof, which approval may be granted or withheld in Seller’s sole and absolute discretion. Any such agreement executed or action taken without Seller’s prior written approval shall be null and void, and Purchaser hereby agrees to indemnify, protect, defend (with counsel satisfactory to Seller) and hold Seller and the Property harmless from and against any and all actions, claims, demands, liabilities, losses, damages, taxes, assessments, liens, penalties, fines, interest, costs and expenses (including, without limitation, reasonable legal fees and court costs at any level) paid, suffered or incurred by Seller arising out of or in any way connected with any breach of the foregoing covenants.

(h) The provisions of this Section 6 shall survive Closing or any earlier termination of this Agreement, regardless of the reason for such termination.

7. Conditions Precedent.

(a) Inspection Period. It is agreed that Purchaser’s obligations hereunder are conditioned upon Purchaser being satisfied, at Purchaser’s sole cost and expense, prior to the expiry of the period commencing on the Effective Date and expiring sixty (60) days following the later of: (i) the Effective Date, and (ii) the lifting of the Ontario provincial and applicable municipal (within the jurisdiction where the Property is located) legislated declarations of emergency and related emergency orders imposed in respect of the COVID-19 pandemic (the “Inspection Period”), with the condition of the Property for the construction, development and operation of Purchaser’s intended improvements. Should Purchaser fail to be satisfied with the condition of the Property, Purchaser may elect, by delivery of written notice to Seller on or before the expiration of the Initial Inspection Period, to terminate this Agreement, whereupon the Initial Deposit shall be refunded to Purchaser (after deducting the Review Fee) and this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein. If Purchaser elects to terminate this Agreement pursuant to this Section 7(a), Purchaser shall immediately deliver to Seller all Confidential Information (such obligation to survive the termination of this Agreement). If Purchaser does not terminate this Agreement pursuant to this Section 7(a) prior to the expiration of the Inspection Period, Purchaser shall be deemed satisfied with the condition of the Property and the Initial Deposit shall be non-refundable to Purchaser except upon a termination of this Agreement due to a default by Seller or as otherwise specifically provided herein.

Notwithstanding the foregoing paragraph (a) above, in the event the Ontario provincial and relevant municipal legislated declarations of emergency and related emergency orders imposed in respect of the COVID-19 pandemic have not been lifted on or before March 8, 2021, unless each of Seller and Purchaser agree otherwise in writing, this Agreement shall automatically terminate, whereupon the Initial Deposit shall be refunded to Purchaser (without deducting any Review Fee) and this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

Notwithstanding anything herein to the contrary, until the Ontario provincial and relevant municipal legislated declarations of emergency and related emergency orders imposed in respect of the COVID-19 pandemic have been lifted, Seller and Seller’s Solicitors shall have no obligation to review or approve any plans, surveys, applications or any other documents or submissions whatsoever or respond to any Title Objection Notice (hereinafter defined), and the periods provided herein for any such reviews, approvals, responses or related notifications by Seller shall not commence.

(b) Title. Purchaser shall have until the expiry of the Inspection Period (the “Title Review Period”) to examine the title to and Survey of the Property and satisfy itself that the title to the Property is good and free from all registered restrictions, charges, liens, and encumbrances except as otherwise specifically provided in this Agreement and subject to the Permitted Encumbrances, and to give written notice to Seller (the “Title Objection Notice”) of any objectionable matter or defect which affects the marketability or insurability of the title to the Property (the “Title Objections”). If Purchaser fails to deliver the Title Objection Notice prior to the expiration of the Title Review Period, Purchaser shall be deemed to have waived its right to make Title Objections. If Purchaser does give Seller timely notice of any Title Objections, Seller agrees to notify Purchaser within ten (10) days following Seller’s receipt of the Title Objection Notice as to whether Seller will attempt to cure such Title Objections by the Closing Date (it being specifically acknowledged and understood that Seller shall have no obligation whatsoever to cure, remedy or otherwise cause any Title Objections to be removed or insured over). If Seller fails to notify Purchaser within said ten (10) day period or Seller notifies Purchaser within said ten (10) day period that Seller does not intend to attempt to cure any or all of the Title Objections by the Closing Date, then Purchaser may as its sole and exclusive remedy either (i) waive its Title Objections and take title to the Property subject thereto pursuant to the remaining terms of this Agreement, or (ii) terminate this Agreement by giving written notice to Seller prior to the expiration of such ten (10) day period following receipt by the Seller of such Title Objection Notice. Further, if Seller notifies Purchaser that Seller intends to attempt to cure the Title Objections by the Closing Date but Seller fails to cure such Title Objections by such date, then Purchaser shall be entitled to exercise its option under subsection 7(b)(i) or (ii) above, provided that the option under subsection 7(b)(ii) above shall be exercised prior to the Closing Date. Upon any termination of this Agreement pursuant to this Section 7(b), all Deposits shall be refunded to Purchaser (after deducting the Review Fee), Purchaser shall deliver the Confidential Information to Seller, and this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

(c) Approval Period. Purchaser shall obtain all necessary or required Subdivision Approvals for the Property and all permits from governmental authorities having jurisdiction, including, but not limited to, all planning and zoning permits, variances and other regulatory approvals for Purchaser’s development and use of the Property (the “Approvals”), during the Approval Period. The “Approval Period” shall consist of the Initial Approval Period and, if applicable, the Extended Approval Period (each as defined herein). The “Initial Approval Period” shall be the period commencing on the first day after the expiration of the Inspection Period, and ending on the date that is five hundred and forty (540) days after the expiration of the Inspection Period. In pursuing the Approvals, in no event shall Purchaser cause (by requesting a parking variance or otherwise) the number of parking spaces on the HD Property to be less than the sum of (A) the minimum number of parking spaces on the HD Property under applicable governmental rules, regulations and ordinances (without variance), plus (B) twenty-five (25) parking spaces. Notwithstanding the foregoing, prior to making any submittals to any governmental authorities, Purchaser shall deliver to Seller a copy of the proposed submittal and any other documents required by Seller for Seller’s review and prior written approval, as more particularly provided in Section 8 below.

Purchaser shall pursue the Approvals in good faith and with all due diligence. To that end, subject to the provisions of Section 8 below, Purchaser shall make all necessary applications and submittals to all applicable governmental authorities in sufficient time to obtain all Approvals within the Initial Approval Period. At the expiration of the Initial Approval Period, regardless of any extensions that may be exercised or granted hereunder, the Deposits shall be nonrefundable to Purchaser, except upon a termination of this Agreement due to a default by Seller or as otherwise specifically provided herein. In the event Purchaser has made diligent efforts but is unable to obtain the Approvals prior to the end of the Initial Approval Period, Purchaser shall have the right, at Purchaser’s election, to extend the Initial Approval Period (the “Extended Approval Period”) for three (3) successive periods of thirty (30) days each (each, an “Extension Option”). If Purchaser elects to exercise an Extension Option as provided herein, Purchaser shall notify Seller of such election in writing prior to the end of the Initial Approval Period or the then current Extended Approval Period, as the case may be, and shall in each instance simultaneously deliver to Seller’s Solicitors, as an additional deposit, the sum of ten thousand dollars ($10,000.00) (collectively, the “Extension Deposits”, and each individually, an “Extension Deposit”). The Extension Deposits shall be credited against the Purchase Price, if Closing occurs, but upon deposit shall be nonrefundable to Purchaser, unless this Agreement is terminated due to a default by Seller and may be released to Seller at any time upon Seller’s request. Further, from and after the expiration of the Initial Approval Period, the Deposits may be released to Seller at any time, upon Seller’s written request to Seller’s Solicitors. If Purchaser is unable to obtain the Approvals prior to the end of the Approval Period, Purchaser shall either (i) terminate this Agreement by giving written notice to Seller on or before the end of the Approval Period, whereupon (x) if such termination occurs prior to the expiration of the Initial Approval Period, the Initial Deposit shall be paid to Seller and the Additional Deposit shall be refunded to Purchaser (after deducting the Review Fee), or (y) if such termination occurs after the expiration of the Initial Approval Period, all Deposits, including any Extension Deposit, shall be paid to or retained by Seller, as the case may be, and Purchaser shall pay Seller the Review Fee, or (ii) unless Purchaser has failed to obtain the Subdivision Approvals or any necessary HD Property Approvals as provided in Section 8(d) below (in which case the provisions of such Section 8(d) shall apply in respect of the termination of this Agreement), consummate the purchase of the Property as set forth herein. Upon a termination of this Agreement pursuant to this Section 7(c), Purchaser shall deliver to Seller the Confidential Information and this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

(d) Restrictive Covenants and Easement Agreement. At Closing, Seller and Purchaser shall enter into a Restrictive Covenants and Easement Agreement (the “RCEA”). The RCEA shall be in form acceptable to Seller, in Seller’s sole and absolute discretion; provided, however, that if Seller and Purchaser fail to agree on (i) the form of the RCEA, excluding the Remaining RCEA Approval Items (as defined below), on or before the expiration of the Inspection Period, or (ii) the Remaining RCEA Approval Items on or before the expiration of the Approval Period, then either party shall have the right to terminate this Agreement by giving written notice to the other party hereto, whereupon (x) if such termination occurs prior to the expiration of the Inspection Period for failure to agree upon the form of the RCEA, the Initial Deposit shall be refunded by Seller’s Solicitors to Purchaser (after deducting the Review Fee), or

(y) if such termination occurs during the Approval Period for failure to agree upon the Remaining RCEA Approval Items, then (1) if such termination occurs prior to the expiration of the Initial Approval Period, the Initial Deposit shall be paid to Seller and the Additional Deposit shall be refunded to Purchaser (after deducting the Review Fee), or (2) if such termination occurs after the expiration of the Initial Approval Period, all Deposits, including any Extension Deposit, shall be paid to or retained by Seller, as the case may be, and Purchaser shall pay Seller the Review Fee. Upon a termination of this Agreement pursuant to this Section 7(d), Purchaser shall deliver the Confidential Information to Seller and this Agreement shall be deemed null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein. As used herein, “Remaining RCEA Approval Items” shall mean, collectively, the description and depiction of any site specific utility easements based upon the Plans (as defined below) and the final RCEA exhibits.

The RCEA shall provide, inter alia, that Seller shall be responsible, at its sole cost and expense, for the maintenance, repair and/or replacement of the access drives on the HD Property; and Purchaser shall be responsible, at its sole cost and expense, for the maintenance, repair and/or replacement of the access drives on the Property.

The RCEA shall include, among other things, the following restrictions and other matters, which will run with the title to the Property and be binding upon the owner and all tenants and occupants of the Property (collectively, the “Restrictions”):

(i) No more than one (1) building or other structure (excluding a dumpster enclosure) shall be located on the Property at any time. No building or other structure shall exceed five (5) storeys and sixty five (65) feet in height (from the building’s approved finished floor elevation, inclusive of parapet walls and other projections), or contain more than one hundred and forty thousand (140,000) square feet in the aggregate.

(ii) No more than one (1) business shall be permitted to operate on the Property at any time. Subject to Section 6(a), the Seller confirms and acknowledges that the Property shall initially be used for the operation of a self-storage facility, it being acknowledged by the Purchaser that Seller makes no representation whether or not the use of the Property as a self-storage facility is permitted under applicable laws.

(iii) Any building or structure on the Property shall, where reasonably possible, orient its main entrance away from the parking areas located on the HD Property.

(iv) No building or other structure shall be permitted within the Property if such building or other structure would reduce the number of parking spaces within the Property to fewer than (i) fifteen (15) parking spaces for every 1,000 square feet of improvements (including outdoor dining and seating areas), or the number of parking spaces required under applicable governmental rules, regulations and ordinances without variance, whichever is greater, with respect to any restaurant use, and (ii) five (5) parking spaces for every 1,000 square feet of improvements located on the Property, or the number of parking spaces required under applicable governmental rules, regulations and ordinances without variance, whichever is greater, for any other use. If a business on the Property contains a drive-up or drive-thru unit (such as a remote banking teller or a permissible restaurant), then there shall also be created space for stacking not less than ten (10) automobiles (exclusive of any drive aisle) for each drive-up or drive-thru unit. Notwithstanding the foregoing, for so long as the Property is used solely for a self-storage facility, the number of parking spaces required on the Property in order to satisfy this paragraph (iv) is the greater of (A) ten (10) parking spaces, (B) the number of parking spaces required under applicable governmental rules, regulations and ordinances without variance, and (c) the number of parking spaces required under the terms of the Existing Restrictions.

(v) No portion of the Property shall be used for a business or use which creates strong, unusual or offensive odors, fumes, dust or vapors; is a public or private nuisance; emits noise or sounds which are objectionable due to intermittence, beat, frequency, shrillness or loudness; or creates unusual fire, explosive or other hazards.

(vi) No portion of the Property may be leased, used or occupied as or for: a non-retail use; flea market or a business selling so called “second hand” goods (the term “second-hand” shall mean stores which sell goods primarily as a service to the public rather than to a retail customer for a profit); skating rink, bowling alley, billiard parlor, game room, video or amusement arcade or other place of amusement or recreation; any restaurant deriving more than twenty percent (20%) of its annual gross sales from the sale of alcohol; bar or tavern (a bar or tavern being defined for purposes of this Agreement as an establishment offering the sale of alcoholic beverages for consumption on the premises where such sales are not incidental to the sale of food for on-premises consumption in a restaurant otherwise permitted hereunder); night club or discotheque, dance hall, comedy club, night club or adult entertainment facility; theater (including a movie theater), auditorium, sports or other entertainment viewing facility (whether live, film, audio/visual or video); barbeque or gas grill retail store; industrial, manufacturing or warehouse use, distribution center or facility; truck stop; adult bookstore or establishment selling, exhibiting or distributing pornographic or obscene materials; massage parlor; drug treatment or rehabilitation center; so-called “head shop” or any business or facility selling, supplying, dispensing (which shall be deemed to include vending machines or other self-service facilities) or distributing marijuana or products or by-products derived therefrom, whether by prescription, medical recommendation or otherwise; automobile (or other motor vehicle or boat) dealership and/or repair shop (including lubrication and/or service center); body and fender shop; laundromat or dry-cleaning facility (but this shall not be deemed to prohibit an on-site service provided solely for pick-up and delivery by the ultimate consumer); gaming, wagering or betting parlor or facility or equipment of any kind; junk yard; recycling facility or stockyard; tattoo parlor or body piercing establishment; funeral parlor, cemetery, mortuary or any business selling caskets and other funerary products; beauty school, barber college, reading room, place of instruction or any other operation catering primarily to students or trainees and not to customers; office usage other than incidental in connection with non-prohibited uses; residential or hotel uses; any place of religious worship; pawn shop or any business offering cash for gold, silver and other valuables; payday loan or check cashing provider; surplus store; gun range; the sale of guns as a primary use; animal kennel; fitness center, workout facility, gym, health spa or studio; any state, local or federal governmental facility, including, without limitation, department of motor vehicles and military recruiting facilities; any store selling electronic cigarettes or similar devices as its primary business; or any business or space within the Property, including, without limitation, any facilities such as lockers, outposts, pods, dedicated floor or parking spaces or similar drop off/pick up locations or facilities, whose primary purpose is to display goods and merchandise that may be purchased via catalogue or an internet website or other electronic means and/or to fulfill, store, deliver, transfer, convey or otherwise distribute or receive goods and merchandise that have been purchased via catalogue or an internet website or other electronic means. Notwithstanding any of the foregoing, and for greater certainty, the Seller confirms and acknowledges and agrees that nothing in this Agreement shall place any restrictions on Purchaser from operating a self-storage business or leasing self-storage units to tenants for any purpose, including the storage and distribution of goods.

(vii) No portion of the Property shall be used in violation of the Existing Restrictions, including, without limitation, any building or use restrictions contained therein.

(viii) No portion of the Property shall be used as a home improvement center or hardware store or for any business which sells, displays, leases, rents or distributes the following items or materials, individually or in any combination: lumber, hardware, tools, roofing materials, plumbing supplies, pool supplies, electrical supplies, paint, wallpaper and other wallcoverings, window treatments (including, without limitation, draperies, curtains and blinds), kitchens or bathrooms or components thereof (including, without limitation, tubs, sinks, faucets, mirrors, cabinets, showers, vanities, countertops and related hardware), doors, windows, hard and soft flooring (including, without limitation, tile, wood flooring, rugs and carpeting), siding, ceiling fans, lawn and gardening and garden nursery supplies, natural plants, equipment (including, without limitation, lawnmowers) and products, outdoor cooking equipment and accessories, patio furniture and patio accessories, Christmas trees (both live and artificial), holiday décor and accessories, home automation systems and smart home devices, indoor and outdoor lighting systems and light fixtures, cabinets, kitchen and other household appliances, cleaning supplies, closet organizing systems, interior design services, automotive parts, products and accessories, or other products generally sold in a retail home improvement center.

(ix) No construction shall be performed on the Property except in compliance with the plans approved by Seller and all laws, rules, regulations, orders and ordinances of applicable governmental authorities, any applicable Existing Restrictions, the RCEA and, if any construction will be performed on the HD Property, the Home Depot Site Specification References for Carve Outs (the “HD Site Specifications”) attached hereto as Exhibit D and made a part hereof. Purchaser shall give Seller at least thirty (30) days’ prior written notice (the “Work Notice”) of any construction, reconstruction, repair, maintenance or remodeling of any building or other improvements. The Work Notice shall include the name and contact information of the construction manager or other accountable construction person for Purchaser or its general contractor, proposed dates for a pre-construction meeting with Purchaser’s general contractor which representatives of Seller shall have the right to attend (and Purchaser shall cooperate with Seller to agree upon a mutually convenient date and time for such pre-construction meeting if Seller elects to attend), a construction schedule for the work to be performed and a site plan designating an area on the Property to be used as a staging and storage area. For clarity, the pre-construction meeting with Seller (or its designated representative) is mandatory and a condition precedent to any construction on the Property. Any portion of the construction schedule pertaining to work to be performed on the HD Property and the staging and storage area on the Property shall be subject to Seller’s prior written approval. Seller shall have the right to hire an independent contractor or testing company to observe all work to be performed on the HD Property and, in such event, Purchaser shall give such contractor or testing company at least twenty-four (24) hours’ prior written notice before performing any such work. During the course of construction, Seller or its independent contractor or testing company shall have the right to conduct tests and inspections of any work performed on the HD Property. Upon completion of all work to be performed on the HD Property, Purchaser’s construction representatives and contractor and Seller’s representatives shall meet and examine the same and any deficiencies shall be promptly corrected to Seller’s satisfaction at Purchaser’s sole cost and expense. All work performed on the HD Property shall again be examined eleven (11) months after completion of construction and any deficiencies shall be promptly corrected to Seller’s satisfaction at Purchaser’s sole cost and expense.

(x) All exterior signage on the Property shall be subject to Seller’s prior written approval and shall comply with local codes and ordinances.

(xi) No buildings shall be constructed on the Property unless constructed in such a manner as to guarantee that buildings constructed from time to time on any part of the HD Property may be constructed and remain without any easement or no-build requirement by applicable governmental authorities in order to satisfy fire rating requirements.

(xii) Purchaser will, at its sole cost and expense, self-maintain and repair the Property. Notwithstanding anything to the contrary, Purchaser shall also maintain and repair, at its sole cost and expense, the landscape areas, driveways, curbs and gutters within that part of the HD Property shown in green on Exhibit B hereto (the “Purchaser’s Maintenance Area”).

(e) Survey. Purchaser covenants and agrees that it shall deliver to Seller, prior to the expiry of the Inspection Period, a current reference plan of survey of the Property prepared by a licensed professional surveyor reasonably acceptable to Seller (the “Survey”). Seller and Purchaser agree that: (i) the Survey shall depict the number of acres contained within the boundaries of the Property to the nearest one-thousandth (1/1000th) of an acre, (ii) the Survey shall be certified to Purchaser, Seller and Seller’s Solicitors, (iii) the Property shall be substantially in the location and configuration as shown on Exhibit B hereto, and (iv) the Survey shall contain a legal description of the Property. Within fifteen (15) business days after receipt of the Survey, Seller shall notify Purchaser in writing if the Survey is acceptable to Seller; provided, however, that Seller shall be deemed to have disapproved the Survey if Seller fails to notify Purchaser of its approval or disapproval of the Survey within such fifteen (15) business day period. In the event Seller does not approve the Survey, Purchaser and Seller shall attempt to agree upon the configuration and size of the Property and any other matters objected to by Seller, failing which either party shall have the right to terminate this Agreement by giving written notice to the other party hereto prior to the expiration of the Inspection Period, whereupon the Initial Deposit shall be refunded to Purchaser by Seller’s Solicitors (after deducting the Review Fee), Purchaser shall deliver the Confidential Information to Seller and this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein. If Closing occurs, the legal description attached to the Deed (as defined below) shall be based on the Survey.

8. Seller’s Approval Rights.

(a) Site Plan and Elevations. Purchaser covenants and agrees that it shall deliver to Seller, within sixty (60) days after the Effective Date, a preliminary site plan for the Property showing in detail all of Purchaser’s intended improvements, ingress and egress plans, parking configuration, proposed landscaping, locations of all utilities and building footprint of each structure Purchaser intends to construct on the Property (the “Site Plan”), together with (i) the proposed exterior elevations indicating colors and materials of each building or structure Purchaser intends to construct on the Property (the “Elevations”), (ii) the proposed construction and staging areas for the improvements Purchaser intends to construct on the Property, and (iii) the proposed construction access route to the Property. The Site Plan shall be superimposed over the Survey. The Site Plan and Elevations, and any subsequent revisions thereto (the parties acknowledge that the Site Plan and Elevations may be subject to revision in connection with Purchaser’s efforts to obtain the Approvals), shall be subject to Seller’s approval, in Seller’s sole and absolute discretion. The Site Plan must in all events conform to the Survey approved by Seller and Purchaser shall provide Seller with such certifications from Purchaser’s engineer and other confirmatory documentation as Seller shall require confirming that the Site Plan conforms to the approved Survey. In the event Seller fails to approve the Site Plan and Elevations, including, without limitation, any subsequent revisions thereto, either party shall have the right to terminate this Agreement by written notice to the other party hereto, which termination shall be governed by the provisions of subsection (g) below.

(b) Initial Outlot Feasibility Report. Purchaser covenants and agrees that Purchaser shall retain a site development consultant, at Purchaser’s expense, to complete an Initial Outlot Feasibility Report in the form attached hereto as Exhibit C within ninety (90) days after the expiry of the Inspection Period (including, without limitation, a conceptual site plan and a conceptual utility plan as required by the Initial Outlot Feasibility Report), copies of which shall be promptly delivered to Seller for its approval. If anything revealed by the Initial Outlot Feasibility Report is unacceptable to Seller, in its sole and absolute discretion, including, without limitation, any matter related to the HD Property, Seller shall have the right to terminate the Agreement by notice to Purchaser given within twenty (20) business days following receipt of the Initial Outlot Feasibility Report, which termination shall be governed by the provisions of subsection (g) below.

(c) Plans. Purchaser covenants and agrees that within ninety (90) days after the expiry of the Inspection Period, Purchaser shall deliver to Seller for Seller’s review and approval (i) plans and specifications for Purchaser’s intended improvements, including, without limitation, civil drawings (including landscaping, utilities and signage plans), civil site work plans and architectural plans and specifications, and (ii) an estimated construction schedule (collectively, the “Plans”). If any work is to be performed on the HD Property, the Plans for such work shall incorporate the HD Site Specifications. In addition to the foregoing, Purchaser shall, at its sole cost and expense, cause to be delivered to Seller a written report

(the “Supplemental Report”) which shall, among other things, include an impact analysis with respect to the HD Property, including, without limitation, all utility lines and facilities and other improvements located therein to verify no adverse impacts on the HD Property (including, without limitation, with respect to capacity, function or operation of any of the foregoing). Such impact analysis shall contain all necessary hydrology information and calculations to allow Seller to confirm that any existing detention pond and related storm water sewer improvements and facilities have adequate capacity to accommodate storm water discharge from the Property after the construction of Purchaser’s intended improvements thereon. If any improvements to Seller’s storm water management system (including, without limitation, any existing detention pond) are required as a result of Purchaser’s intended development and use of the Property, Purchaser shall be solely responsible for the cost of the same. The Plans and Supplemental Report shall be peer reviewed by a civil engineer and architect designated by Seller. If Seller or its designated civil engineer or architect requests any modifications to the Plans, Purchaser shall either (A) make such modifications and deliver revised Plans to Seller and its designated civil engineer and/or architect, or (B) notify Seller that Purchaser does not wish to incorporate some or all of Seller’s requested modifications to the Plans, whereupon Seller and Purchaser and their respective civil engineers and architects shall consult with each other to attempt to reach agreement on the Plans. If the parties are unable to reach agreement by the earlier to occur of (x) the thirtieth (30th) day after Purchaser notifies Seller that Purchaser does not wish to incorporate some or all of Seller’s requested modifications, or (y) the Closing Date, either party shall have the right to terminate this Agreement by written notice to the other party, which termination shall be governed by the provisions of subsection (g) below. Any modifications to the Plans made after Seller’s initial approval thereof shall be subject to Seller’s prior written approval, which approval may be withheld, in Seller’s sole and absolute discretion. Purchaser acknowledges and agrees that any utility placement on the Property is “as is where is” and shall be Purchaser’s responsibility to verify during the Inspection Period.

(d) Subdivision and Other Approvals. Purchaser covenants and agrees as follows: (i) Purchaser shall not make any submittals to governmental or quasi-governmental authorities with respect to Subdivision Approvals or any zoning, land use or other Approvals without first submitting a copy of any proposed submittal and any related documentation to Seller for Seller’s review and prior written approval (the provisions hereof shall apply to initial as well as all subsequent submittals to governmental and quasi-governmental authorities); (ii) Purchaser shall obtain, prior to Closing, any and all Subdivision Approvals for the Property; and (iii) Purchaser shall deliver to Seller, for Seller’s review and prior written approval, copies of all draft conditions of the Approvals prior to final action by the applicable governmental authority, which approval may be granted or withheld in Seller’s sole and absolute discretion. If any Subdivision Approvals, or other Approvals approved by Seller as provided herein require amendments or modifications to any existing permits or approvals affecting the HD Property, Purchaser shall be responsible for obtaining the same at Purchaser’s sole cost and expense upon terms and conditions satisfactory to Seller, in its sole and absolute discretion (the “HD Property Approvals”). In the event Purchaser fails to obtain all Subdivision Approvals and any necessary HD Property Approvals prior to Closing upon terms and conditions acceptable to Seller, in its sole and absolute discretion, or in the event Seller does not approve or consent to (which approval or consent may be granted or withheld in Seller’s sole and absolute discretion), any other matter which is subject to Seller’s consent or approval pursuant to this subsection (d), either party at any time shall have the right to terminate this Agreement by written notice to the other party hereto, which termination shall be governed by the provisions of subsection (g) below. Notwithstanding anything to the contrary contained herein, the Subdivision Approvals shall not be deemed obtained for purposes of this Agreement until any survey or other instrument (collectively, the “Required Plat”) required to be executed and registered prior to Seller’s delivery of the Deed hereunder is (1) in final form consistent with the Subdivision Approvals and as approved by Seller, (2) executed by Seller and all applicable governmental authorities, and (3) otherwise in proper recordable form and ready to be registered.

(e) Compliance Letter from Governmental Authorities. Purchaser covenants and agrees that at least ten (10) days prior to Closing, Purchaser shall deliver to Seller a letter from all applicable governmental or quasi-governmental authorities having jurisdiction over the Property confirming (i) that Purchaser’s proposed development does not violate, or otherwise result in a violation of, any zoning, land use, development laws, codes, ordinances, permits and/or approvals in effect with respect to the HD Property or the improvements thereon, including, without limitation, any conditional or special use permits or approvals related thereto; (ii) that Purchaser’s proposed development will not cause Seller’s use of, and existing development on the HD Property to become illegal or non-conforming in any respects or impose any additional requirements or obligations on Seller (other than as may be required pursuant to the RCEA. In the event that after using diligent efforts Purchaser cannot obtain the aforesaid letters, Purchaser shall provide a letter addressing such matters from its independent third party planning consultant. In the event such letter form the Purchaser’s planning consultant is not satisfactory to Seller, in its sole an absolute discretion, Seller shall have the right to terminate this Agreement by written notice to Purchaser, which termination shall be governed by the provisions of subsection (g) below.

(f) Amendments to Existing Agreements and Other Third Party Consents. Prior to the expiration of the Approval Period, Purchaser shall be responsible at its sole cost and expense for obtaining all amendments, approvals, consents or estoppels to or with respect to any Existing Restrictions or other Permitted Encumbrances from third parties that are required as a condition to Purchaser’s acquisition, development or operation of the Property (which for purposes hereof shall specifically include such amendments, approvals and consents that Seller determines are necessary to ensure that Seller and the HD Property shall not violate any Existing Restrictions or other Permitted Encumbrances after the conveyance and development of the Property) (collectively, the “Third Party Approvals”). All Third Party Approvals shall be subject to Seller’s approval in Seller’s sole and absolute discretion. Purchaser shall not submit any amendments or other materials or documentation to third parties without first obtaining Seller’s prior written approval. The execution and delivery of Third Party Approvals by all necessary parties (other than Seller), including, without limitation, any mortgagees, shall be a condition to Closing. If Seller does not approve any required Third Party Approvals or any Third Party Approvals are not obtained prior to Closing, either party hereto shall have the right to terminate this Agreement by written notice to the other party, which termination shall be governed by the provisions of subsection (g) below. For greater certainty, but without limitation, the Third Party Approvals shall include a partial surrender (in registrable form) of the Solar Generation Lease Agreement dated as of April 1, 2010 between Seller and Sky Ozz International Inc., as amended and assigned, notice of which is registered as Instrument No. AT2648238 registered March 23, 2011 being a Notice of Lease by MOM Solar Limited Partnership and its general partner, MOM solar GP Inc. as assigned by Instrument No. AT3314608 (collectively, the “Solar Rooftop Lease”) from the Property by the tenant thereunder, a partial discharge of any leasehold mortgage in respect of the Solar Rooftop Lease from the Property, and such amendments to the Solar Rooftop Lease that Seller determines are necessary to ensure that Seller and the HD Property shall not violate the Solar Rooftop Lease after the conveyance and development of the Property.

(g) Termination. If this Agreement is terminated pursuant to the provisions of this Section 8, Purchaser shall deliver the Confidential Information to Seller, and (i) if such termination occurs prior to the end of the Inspection Period, the Initial Deposit shall be refunded to Purchaser (after deducting the Review Fee), (ii) if such termination occurs after the expiration of the Inspection Period but prior to the end of the Initial Approval Period, the Initial Deposit shall be paid to or retained by Seller and the Additional Deposit shall be refunded to Purchaser (after deducting the Review Fee), or (iii) if such termination occurs after the expiration of the Initial Approval Period, all Deposits, including any Extension Deposits shall be paid to or retained by Seller, and Purchaser shall pay Seller the Review Fee. Upon a termination pursuant to the provisions of this Section 8, this Agreement shall be null and void and of no further force or effect with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

(h) Method of Plan Delivery. With respect to any plans, drawings or like submissions required to be made by Purchaser to Seller for Seller’s approval in accordance with the provisions of this Agreement, Purchaser agrees that it will, absent Seller’s consent to the contrary, cause such plans, drawings and submissions to be delivered to Seller by virtue of electronic transmittal of a .pdf file containing the plans, drawings and/or submissions at issue or, if reasonably requested by Seller, by electronic transmittal of CAD files containing such materials. Further, any plans, drawings or other submissions made by Purchaser shall be accompanied by the Surplus Property/Carve Out Review Checklist in the form attached hereto as Exhibit E and made a part hereof, completed to reflect the current and all prior submittals.

9. Seller’s Conditions to Closing. Notwithstanding anything to the contrary contained herein, for the benefit of Seller, the Closing shall be expressly conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Seller’s written waiver thereof, it being agreed that Seller may, other than in respect of clause (d) below, waive any, all or none of such conditions at its sole discretion):

(a)	Purchaser’s Obligations. Purchaser shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Purchaser;

(b)	Purchaser’s Representations. All covenants, representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Closing Date;

(c)

No Adverse Effect on Seller’s Operations. Seller shall be satisfied that Purchaser’s development and use of the Property shall in no way adversely affect the use or operation of the HD Property, as determined by Seller in its sole and absolute discretion;

(d)

Subdivision Approvals. Purchaser has obtained and provided written notice thereof to the Seller of all requisite Subdivision Approvals from the appropriate governmental authorities (with written confirmation thereof from the applicable governmental authorities to the Seller) and registered the Survey prior to Closing; and

(e)

HD Property Approvals. Purchaser has obtained and provided written notice thereof to the Seller of all requisite HD Property Approvals from the appropriate governmental authorities as may be required by Purchaser for its development of the Property as contemplated pursuant to this Agreement (with written confirmation thereof from the applicable governmental authorities to the Seller).

In the event either of the conditions in clauses (a) or (b) above shall have failed as of Closing, Seller shall be entitled to proceed in accordance with the provisions of Section 18 below. If the condition set forth in clause (c) above has not been satisfied as of Closing (or Seller at any time prior to Closing determines that Purchaser’s development and use of the Property will adversely affect the use or operation of the HD Property), Seller may terminate this Agreement by notice to Purchaser on or before Closing, in which event the Deposits shall be returned to Purchaser (after deducting the Review Fee), provided that if such termination by Seller is permitted by the provisions of Section 8 above at the time of such termination, then in such event the Deposits shall be disbursed and retained or paid in a manner consistent with the terms of Section 8(g) above. If the conditions set forth in clauses (d) or (e) above have not been satisfied as of Closing, Seller may terminate this Agreement by notice to Purchaser on or before Closing, in which event the Deposits shall be disbursed as provided in Section 8(g) above. Upon a termination pursuant to the provisions of this Section 9, Purchaser shall deliver the Property Materials to Seller and this Agreement shall be null and void and of no further force or effect, with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

10. Purchaser’s Conditions to Closing. Notwithstanding anything to the contrary contained herein, for the benefit of Purchaser, the Closing shall be expressly conditioned upon the occurrence and/or satisfaction of each of the following conditions (or Purchaser’s written waiver thereof, it being agreed that Purchaser may waive, other than in respect of clause (c) below, any, all or none of such conditions at its sole discretion):

(a)	Seller’s Obligations. Seller shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Seller;

(b)	Seller’s Representations. All covenants, representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date; and

(c)	Subdivision Approvals. Purchaser has obtained all requisite Subdivision Approvals from the appropriate governmental authorities and registered the Survey prior to Closing; and

(d)

HD Property Approvals. Purchaser has obtained all requisite HD Property Approvals from the appropriate governmental authorities, as may be required by Purchaser for its development of the Property as contemplated pursuant to this Agreement.

In the event either of the conditions in clauses (a) or (b) above shall have failed as of Closing, Seller shall be entitled to proceed in accordance with the provisions of Section 18 below. If the conditions set forth in clauses (c) or (d) above have not been satisfied as of Closing, Purchaser may terminate this Agreement by notice to Seller on or before Closing, in which event the Deposits shall be disbursed as provided in Section 8(g) above. Upon a termination pursuant to the provisions of this Section 10, Purchaser shall deliver the Confidential Information to Seller and this Agreement shall be null and void and of no further force or effect, with Purchaser and Seller having no further rights, obligations or liabilities hereunder except as otherwise set forth herein.

11. Conveyance of Title.

At Closing, Seller shall convey fee simple title to the Property to Purchaser pursuant to a registrable transfer/deed of land (the “Deed”), subject to all of the following (collectively, the “Permitted Encumbrances”): (i) any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interests therein; (ii) Subsection 44(1) of the Land Titles Act, except paragraph 11, paragraph 14, provincial succession duties and escheats or forfeiture to the Crown, (iii) the RCEA; (iv) unregistered easements for the supply of utilities or telephone services and/or for drainage, storm or sanitary sewers, public utility lines, telephone lines, cable television lines or other services; (v) all work orders, deficiency notices and building permits relating to the Property which have been issued prior to the expiration of the Inspection Period; (vi) any encroachments which would appear on an up-to-date survey of the Property, including those specifically indicated on any existing survey of the Property; (vii) any liens/encumbrances for real property taxes (which term includes charges, rates and assessments) or charges for electricity, power, gas, water and other services and municipal utilities in connection with the Property that have accrued but are not yet due and owing or, if due and owing, are adjusted for pursuant to the Agreement, (viii) any minor title defects, irregularities, easements, rights of way or other discrepancies in title or possession relating to the Property; (ix) the provisions of applicable laws, including by-laws, regulations, existing zoning and building laws, ordinances and regulations, airport zoning regulations, ordinances and similar instruments relating to development and zoning (x) all Title Objections waived by Purchaser pursuant to Section 7(b) above; (xii) any documents arising from all Third Party Approvals, (xiii) those instruments and encumbrances which are registered on title to the Property as of the Effective Date; (xiv) any other easements, documents and approvals required by or otherwise arising from this Agreement, including, without limitation, all Third Party Approvals, and (xiv) all matters caused by the actions or inactions of Purchaser or any members of the Purchaser Group. Provided, however, the foregoing shall not be deemed to limit Purchaser’s title review rights pursuant to Section 7(b) above.

(b) Seller shall have the right to create, grant and/or reserve such easements over the Property, for the benefit of the HD Property, as Seller may deem necessary or desirable for the use, development and enjoyment of the same (the “Seller Easements”); provided, however, that any such reserved easements that will affect the Property shall be (i) located outside of the building area shown on the Site Plan approved by Seller, and (ii) provided in the RCEA to be recorded at Closing. Any Seller Easements created, granted and/or reserved by Seller pursuant to this subsection (b) shall be deemed to constitute Permitted Encumbrances.

11a. Purchaser’s Work

(a) Prior to commencing any work for the Roadway Realignment (hereinafter defined) or interfering in any way with the access drives on the Original HD Parcel (including the roadways within the Property), Purchaser shall, at its sole cost and expense, complete the roadway modifications shown shaded in orange on Exhibit B hereto and such additional modifications (including curb and island modifications) which are required for turning radii suitable for delivery trucks, in order to create a temporary truck route (the “Temporary Truck Route”) in the approximate location shown shaded in light orange on Exhibit B, for use by Seller, its employees, agents, contractors, licensees and invitees during the period of construction on the Property.

(b) As part of the development of the Property, Purchaser shall realign the access drives within that part of the Original HD Parcel shown in blue on Exhibit B hereto (such realignment, the “Roadway Realignment”).

(c) Purchaser shall be responsible, at its sole cost and expense, for all work associated with the Temporary Truck Route and the Roadway Realignment (collectively, the “Purchaser’s Work”), and shall obtain, at its sole cost and expense, all necessary approvals in respect thereof from any governmental authorities having jurisdiction over the Property. Purchaser shall complete all Purchaser’s Work within twelve (12) months following commencement of the Roadway Realignment work. All of the Purchaser’s Work shall be completed by the Purchaser at its sole cost and expense in a good and workmanlike manner, in accordance with a construction schedule and plans and specifications approved by Seller, the requirements of applicable governmental authorities, and the requirements of the RCEA. Any security required to be lodged by governmental authorities or utility suppliers to assure completion of the Temporary Truck Route Work and Roadway Realignment work shall be the responsibility of Purchaser. Upon substantial completion of the Roadway Realignment work, Purchaser shall restore that portion of HD Property comprising the Temporary Truck Route back to substantially the same condition existing prior to commencement of the Temporary Truck Route work.

(d) During the performance of the Roadway Realignment work, neither the Purchaser nor any other member of the Purchaser Group shall interfere with vehicular passage to and from the HD Property over the Temporary Truck Route.

(e) On Closing, Purchaser shall pay to Seller’s solicitors, in trust an amount equal to Twenty Thousand Dollars ($20,000), as security for completion of the Purchaser’s Work (the “Security”). Upon completion of the Purchaser’s Work and the Purchaser’s Work having been certified complete by Purchaser’s independent architect or engineer, and expiry of the construction lien period with no liens having been filed against the Property or the HD Property and delivery by Purchaser to Seller of satisfactory evidence that all work and materials comprising the Purchaser’s Work have been fully paid for, Seller shall authorize the Seller’s Solicitors to return the Security to Purchaser . If the Purchaser’s Work or any part thereof is not completed in accordance with plans and specifications approved by Seller and the requirements of this Section 11a, Seller shall have the right to take over the remainder of the Purchaser’s Work, or any portion thereof, and the Seller’s Solicitor shall pay to Seller out of the Security the amount necessary to fully reimburse Seller for all costs incurred to complete the Purchaser’s Work or portions thereof, as the case may be, and, upon completion of the Purchaser’s Work, and subject to any holdbacks under the applicable construction lien legislation, to remit the balance, if any to Purchaser. In the event of any shortfall, the Purchaser shall pay the amount of such shortfall to Seller forthwith upon demand.

(f) In the event that any lien is registered against the title to the HD Property in respect of the Purchaser’s Work, Purchaser will, at its sole expense, cause the same to be removed from title within ten (10) business days following Notice to Purchaser, failing which Seller’s Solicitors shall, upon request by Seller, pay from the Security the amounts into Court to remove the same from the title to the HD Property and the entire cost thereof, including legal fees, will be immediately due and payable by the Purchaser to Seller.

(g) Purchaser acknowledges and agrees that Seller may retain, at the Purchaser’s sole cost and expense, architects, engineers and other consultants to monitor the performance of the Purchaser’s Work. All such costs shall be paid by the Purchaser within thirty

(30) days following presentation of an invoice in respect thereof. If requested by the Vendor, the Vendor’s Solicitors shall pay such amounts to Seller from the Holdback.

(h) Purchaser hereby indemnifies, protects, defends (with counsel satisfactory to Seller) and holds Seller and its officers, directors, shareholders, employees and agents, harmless from and against any and all damage to persons or property or any other claims, demands, losses, damages, liabilities, fines, penalties, liens, costs and expenses (including, without limitation, reasonable legal fees and litigation expenses) that Seller may suffer or incur directly or indirectly and which arise as a result of or in connection with the performance by the Purchaser of its obligations pursuant to this Section 11a, including any act or omission by Purchaser or any other member of the Purchaser Group relating thereto.

(i) The provisions of this Section 11a shall survive and not merge on Closing.

12. Closing Documents.

(a) Seller shall deliver to Purchaser at the Closing the following documents (all of which shall be duly executed and witnessed, which documents Purchaser agrees to execute where required):

(i)	the Deed;

(ii)	the RCEA and any Third Party Approvals approved and required to be signed by Seller pursuant to this Agreement;

(iii)	a statement of adjustments;

(iv)	an undertaking by Seller to re-adjust any items properly adjustable pursuant to this Agreement in accordance with the terms hereof;

(vi)	a certificate of an authorized signing officer of Seller that Seller is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act of Canada;

(vii)	a non-merger acknowledgement with respect to those provisions herein which are expressly stated to survive and not merge on Closing; and

(viii)	such further deeds, acts, things, certificates and assurances as may be required in the opinion of Purchaser’s Solicitors, acting reasonably, in order to carry out the terms of this Agreement.

(b) Purchaser shall deliver to Seller at the Closing the following documents (all of which shall be duly executed and witnessed by Purchaser as appropriate):

(i)	the balance of the Purchase Price and the Maintenance Fee, by wire transfer;

(ii)	the RCEA and any Third Party Approvals, executed by Purchaser and all other necessary parties (other than Seller);

(iii)

an assumption agreement whereby the Purchaser, assumes all of the Seller’s obligations under the Permitted Encumbrances in respect of the Property and arising from and after the Closing Date and indemnifies Seller with respect thereto (without any indemnity from Seller in respect of the period prior to the Closing Date);

(iv)	an undertaking by the Purchaser to re-adjust any items properly adjustable pursuant to this Agreement in accordance with the terms hereof;

(v)	an undertaking and indemnity in respect of HST in accordance with Section 4(g);

(vii)	a non-merger acknowledgement with respect to those provisions herein which are expressly stated to survive and not merge on Closing; and

(viii)	such further deeds, acts, things, certificates and assurances as may be required in the opinion of Seller’s Solicitors, acting reasonably, in order to carry out the terms of this Agreement.

(c) All documentation shall be in form and substance acceptable to Purchaser and Seller, each acting reasonably and in good faith, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Seller or the Purchaser than those expressly set forth in this Agreement.

13. Expropriation. In the event that at any time between the making of this Agreement and Closing, all or a material portion of the Property is expropriated by any legally constituted authority for any public use or purpose, then Purchaser may elect to either: (a) terminate this Agreement, in which event all Deposits paid by Purchaser shall be immediately refunded by Seller’s Solicitors to Purchaser (after deducting the Review Fee), and neither Purchaser nor Seller shall have any further liabilities, obligations or rights hereunder except as otherwise set forth herein, or (b) have the terms of this Agreement remain in full force and effect and binding on the parties hereto. In the event of an expropriation in which Purchaser does not elect to terminate this Agreement pursuant to the foregoing terms, then (a) the terms of this Agreement shall remain in full force and effect, (b) the term “Property” as used herein shall thereafter refer to the Property less and except any portion thereof taken by such expropriation, (c) there shall be no reduction of the Purchase Price and Seller shall assign to Purchaser (without recourse) at Closing the rights of Seller to the award, if any, for the taking of the Property or such portion thereof, and (d) Purchaser shall be entitled to receive and keep all awards for the taking of the Property or such portion thereof.

14. Assignment by Purchaser. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns. Purchaser shall have no right to assign its rights and obligations hereunder without the prior written consent of Seller (which consent may be unreasonably or arbitrarily withheld), except that this Agreement may be assigned by the Purchaser, and any subsequent assignee thereof, without Seller’s consent, to: (i) an affiliate (as such term is defined in the Canada Business Corporations Act) of Purchaser, (ii) an entity in which any of SmartStop Self Storage REIT, Inc., a Maryland corporation, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, or any subsidiary of the foregoing, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (any such party being herein called a “Permitted Assignee”); provided that, any such assignee shall execute and deliver a covenant (in form and substance satisfactory to Seller acting reasonably) in favor of Seller assuming all obligations of Purchaser, or such subsequent assignee, as applicable, under this Agreement and agreeing to be bound by and perform the terms of this Agreement until the consummation of the Closing. Any such assignee shall be jointly and severally liable with the original Purchaser and any prior assignee(s), and until the consummation of the Closing, no such assignment shall release or relieve the original Purchaser or any prior assignee(s) of any liability hereunder. In addition, Purchaser shall be entitled to direct Seller to transfer legal title to the Property to a Permitted Assignee, provided Purchaser and such Permitted Assignee shall execute such Closing documents as may reasonably be required by Seller in connection therewith.

15. Notices. Any notice, demand, approval, consent, information, agreement, offer, request or other communication (herein referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery or nationally recognized courier service during regular business hours on any business day or by email with confirmation of transmission received, addressed or sent as set out below or to such other address or electronic address as may from time to time be the subject of a Notice:

(a)	If to Seller:

c/o Home Depot U.S.A., Inc.

2455 Paces Ferry Road, C-20

Atlanta, Georgia 30339

Attention: Kim Koenig, Senior Real Estate

Manager

Email: Kimberly_C_Koenig@homedepot.com

With an additional copy to:

Miller Thomson LLP

40 King Street West

Suite 5800, Box 1011

Toronto, Ontario, Canada M5H 3S1

Attention: Perry Katz

Email: pkatz@millerthomson.com

(b)	If to Purchaser:

c/o SST II Acquisitions, LLC

10 Terrace Road

Ladera Ranch CA 92694

United States of America

Attention:     H. Michael Schwartz

E-mail: hms@sam.com

With an additional copy to:

c/o SST II Acquisitions, LLC

10 Terrace Road

Ladera Ranch CA 92694

United States of America

Attention: Nicholas Look

E-mail: nlook@smartstop.com

With an additional copy to:

c/o SST II Acquisitions, LLC

10 Terrace Road

Ladera Ranch CA 92694

United States of America

Attention: Wayne Johnson

E-mail: wjohnson@smartstop.com

With an additional copy to:

Norton Rose Fulbright Canada LLP

Suite 1500, 45 O’Connor Street

Ottawa, Ontario, Canada K1P 1A4

Attention: Norman B. Lieff

Email: norman.lieff@nortonrosefulbright.com

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by–electronic communication with confirmation of transmission prior to 5:00 p.m., shall be deemed to have been validly and effectively given and received on the business day it was sent unless the confirmation of transmission was after 5:00 p.m. in which case it shall be deemed to have been received on the next following Business Day. Notices may be given or delivered by the parties or by their respective solicitors on their behalf.

For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the province in which the Property is located.

15. Amendment. Neither this Agreement nor any provision hereof may be changed, amended, modified, waived or discharged orally or by any course of dealing, but only by an instrument in writing signed by the party against which enforcement of the change, amendment, modification, waiver or discharge is sought.

16. Legal Fees. In the event legal action is instituted by any of the parties to enforce the terms of this Agreement or arising out of the execution of this Agreement, each party shall be responsible for its own solicitors’ legal fees and costs, regardless of the outcome of such legal action.

17. Brokers. Purchaser and Seller hereby represent each to the other that, except for CBRE Limited (“Broker”) who has been retained solely by the Seller, they have not discussed this Agreement or the subject matter hereof with, and have not engaged in any fashion or any connection with this transaction the services of, any real estate broker, agent, or salesman, so as to create any legal right in any such broker, agent, or salesman to claim a real estate commission or similar fee with respect to the conveyance of the Property or the other transactions contemplated by this Agreement. At Closing, Seller shall pay to Broker the commission payable by Seller to Broker pursuant to a separate agreement between Seller and Broker. Seller and Purchaser hereby agree to indemnify and hold the other harmless from and against any and all claims (including, without limitation, court costs and reasonable legal fees actually incurred in connection with any such claims) for any real estate commissions, finder’s fees or any similar fees arising out of or in any way connected with any breach of the foregoing representation by the indemnifying party. The terms of this Section 17 shall survive Closing and the delivery of the Deed and will not be merged therein.

18. Default.

(a)

In the event the purchase and sale is not consummated because of the inability, failure or refusal, for whatever reason whatsoever, by Seller to convey the Property in accordance with the terms and conditions provided herein, and such inability, failure or refusal is not cured within ten (10) days following Seller’s receipt of written notice thereof from Purchaser, then Purchaser, as its sole and exclusive remedy, shall be entitled to either (i) terminate this Agreement by giving written notice to Seller, in which event Purchaser shall receive a full refund of the Deposits, Purchaser shall deliver to Seller the Confidential Materials and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (ii) seek specific performance of Seller’s obligations hereunder. If Purchaser fails to commence an action for specific performance against Seller within ninety (90) days following the date Purchaser becomes aware of Seller’s default, Purchaser will be deemed to have waived its right to seek specific performance hereunder. Purchaser’s remedies shall be limited to those specifically set forth herein and Purchaser hereby expressly waives and relinquishes any and all rights to pursue any other remedy available at law or in equity.

(b)

In the event of a default by Purchaser hereunder which is not cured within ten (10) days following Purchaser’s receipt of written notice thereof from Seller, Seller’s Solicitors shall deliver the Deposits to Seller, and Seller shall be entitled, as its sole and exclusive remedy (other than with respect to Purchaser’s indemnification obligations hereunder and Purchaser’s obligation to pay the Review Fee as set forth in Section 3 above), to retain the Deposits as full liquidated damages for such default of Purchaser, whereupon Purchaser shall deliver to Seller the Confidential Information and this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Seller and Purchaser acknowledge and agree that Seller’s damages in the event of a default by Purchaser hereunder would be difficult to ascertain and that the Deposits represent a fair estimate of such damages, and is not intended as a penalty.

(c)	The terms of this Section 18 shall survive any termination of this Agreement.

19. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20. Waiver. Failure of either Purchaser or Seller to exercise any right given hereunder or to insist upon strict compliance with regard to any term, condition or covenant specified herein, shall not constitute a waiver of Purchaser’s or Seller’s right to exercise such right or to demand strict compliance with any term, condition or covenant under this Agreement.

21. Counterparts. This Agreement may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. Furthermore, this Agreement may be executed and delivered by electronic transmission. The parties intend that electronic (e.g., ..pdf format) signatures constitute original signatures and that an electronic copy or counterparts of this Agreement containing signatures (original or electronic) of a party is binding upon that party.

22. Captions; Construction. All captions, headings, paragraph and subparagraph numbers and letters are solely for reference purposes and shall not be deemed to be supplementing, limiting, or otherwise varying the text of this Agreement. The parties hereto hereby acknowledge and agree that (a) each party hereto is of equal bargaining strength, (b) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (c) each such party has consulted with its own independent counsel, and such other professional advisors as it has deemed appropriate, relating to any and all matters contemplated under this Agreement, (d) each such party and its counsel and advisors have reviewed this Agreement, (e) each such party has agreed to enter into this Agreement following such review and the rendering of such advice and (f) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

23. Severability. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

24. Time is of the Essence. Time is of the essence in all things pertaining to the performance of this Agreement.

25. Entire Agreement. This Agreement, together with the following Exhibits attached hereto, and any other agreements, instruments and other documents herein contemplated to be entered into between, by or including the Seller and the Purchaser constitute the entire agreement between the Seller and the Purchaser pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the Seller and the Purchaser in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement or such Exhibits:

Exhibit A – Legal Description of Original HD Parcel

Exhibit A-1 – Legal Description of Property

Exhibit A-2 – Registered Encumbrances

Exhibit B – Existing Site Plan

Exhibit C - Outlot Feasibility Report (for Carve Out transactions only)

Exhibit D – HD Site Specifications

Exhibit E – CORC (for Carve Out Transactions only

26. Successors and Assigns. All of the covenants and agreements in this Agreement shall be binding upon the Seller and the Purchaser and their respective successors and assigns and shall enure to the benefit of and be enforceable by the Parties and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

27. Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

28. Date of Agreement. The submission of this Agreement to Purchaser for examination or consideration does not constitute an offer to sell the Property, and this Agreement shall become effective, if at all, only upon the full execution and delivery thereof by Purchaser and Seller. The “Effective Date” of this Agreement shall be the date upon which this Agreement has been executed and delivered by both Purchaser and Seller.

29. No Registration. Purchaser may not register this Agreement or any notice or memorandum thereof against title to the Original HD Parcel or any part thereof. Any such registration shall constitute a default by Purchaser hereunder.

30. Subdivision Control. This Agreement shall be effective to create an interest in the Property only if the subdivision control provisions of the Planning Act RSO 1990 are complied with.

31. Closing Arrangements. Closing will occur on the Closing Date pursuant to the terms of the DRA (as hereinafter defined). In the event that the Teraview electronic registration system is operative and a transfer of the Property is capable of being registered electronically, Seller and Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement in the form adopted by the Joint LSUC-CBAO Committee on Electronic Registration of Title Documents on March 29, 2004, or any successor version thereto (the “DRA”) to govern the electronic submission of the transfer for the Property to the applicable Land Registry Office. The DRA shall outline or establish the procedures and timing for completing all registrations electronically and provide for all closing documents and closing funds to be held in escrow pending the submission of the Deed and any other instruments contemplated under this Agreement to the Land Registry Office and their acceptance by virtue of each registration document being assigned a registration number. The DRA shall also provide that if there is a problem with the Teraview electronic registration system which does not allow the parties to electronically register all registration documents on Closing, the Closing Date shall be deemed to be extended until the next day when the said system is accessible and operating for the Land Registry Office applicable to the Property.

32. Tender. Any tender of documents and notices of money hereunder may be made upon Seller or Purchaser or upon the solicitor acting for the party on whom tender is desired. The tender of documents and notices of money hereunder may be made by the solicitor acting for the party tendering (upon appropriate authorization by such party to its solicitor) to the other party and/or the other party’s solicitor. If electronic registration is mandatory in the Land Titles Office in which the Property is registered, it is expressly understood and agreed by the parties hereto that an effective tender shall be deemed to have been made by either party (the “Tendering Party”) upon the other party (the “Receiving Party”) when the solicitor for the Tendering Party has completed, in addition to all other requirements to effect a valid tender in accordance with the provisions of this Agreement and the DRA, all steps required by electronic registration in order to complete this transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has electronically “signed” the Deed and all other instruments to be registered against title to the Property at the time of the Closing for completeness and granted “access” to the Receiving Party’s solicitor.

33. FCPA. The following provisions shall apply to Purchaser to the extent Purchaser, on behalf of Seller, engages in, or engages subcontractors to assist Purchaser.

(a)

Purchaser shall comply with all applicable anti-bribery laws of Canada and the Province of Ontario, as well as the applicable and substantive provisions of the U.S. Foreign Corrupt Practices Act 15 USC §78dd-1 et. seq. (“FCPA”), and any amendments thereto.

(b)

Without limiting the foregoing, Purchaser, in exercising its rights or rendering services or performing its covenants and obligations hereunder, has not and will not pay, offer, or promise to pay, or authorize the payment, directly or indirectly, through third persons or otherwise, of any monies or anything of value to any “government official” (as defined in the FCPA) in a manner that is prohibited under the FCPA. For clarification, but without limiting the foregoing, prohibited payments include any payments for the purpose of corruptly influencing a decision or action of a foreign governmental official to do or omit to do an act in violation of the lawful duty of such official.

(c)

Purchaser shall not offer or make any payment, loan or transfer of value to any director, officer, employee, subcontractor or agent of Seller or of its actual or potential customers or suppliers, or offer to make any payment, loan or transfer of value on behalf of Seller in connection with this Agreement that is prohibited by the FCPA or any other applicable law, including, without limitation any payment, loan or transfer of value which is determined to be a legal violation of laws pertaining to bribery, extortion, kickbacks or other unlawful or improper means of obtaining or retaining business. Purchaser will ensure that no commission or fee is paid by Purchaser to any third party in connection with this Agreement in violation of applicable laws.

(d)

All expenses that pertain to the exercise by Purchaser of its rights, or Purchaser rendering services or performing its covenants and obligations hereunder, shall be reported fully and accurately in the books and records of Purchaser in sufficient detail to explain the nature of any expenses and the recipients of those expenses and shall be maintained by Purchaser as required by applicable law.

(e)

To confirm compliance with the provisions of this Section, Purchaser shall, upon reasonable request, confirm in writing as to compliance, answer in reasonable detail any questionnaires or other written or oral communications relating thereto from Seller, and make copies of its records related to any payment, loan or transfer of value made to a third party which is directly attributable to the exercise by Purchaser of its rights, or Purchaser rendering services or performing its covenants and obligations hereunder.

(f)

In the event that there has been a breach of this Section, Seller may immediately terminate this Agreement without any obligation to provide prior notice, and seek to recover any damages to which Seller may be entitled, subject to the terms of this Agreement. Purchaser agrees that Seller shall be under no obligation to reimburse any payment, loan or transfer of value which was made in breach of this Section, nor any other fees or expenses which Purchaser may have incurred in connection with such a payment, loan or transfer of value.

(g)

Purchaser agrees that it shall be bound by, and shall use best efforts to ensure that the consultants, contractors and other third parties engaged by Purchaser to assist Purchaser in the exercise by Purchaser of its rights, or rendering services or performance by Purchaser of its covenants and obligations under this Agreement, agree to the covenants, agreements and undertakings set forth in this Section 33.

34. Irrevocability. This Agreement shall be irrevocable by the Purchaser until 4:00 PM on the eighth (8th) business day following the execution and delivery of this Agreement by the Purchaser, after which time, if not accepted, this offer shall be null and void.

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IN WITNESS WHEREOF, each of Purchaser and Seller has caused this Agreement to be executed by its duly authorized signatory as of the dates referenced below.

SELLER:

HOME DEPOT HOLDINGS INC.

By:	/s/ Suzanne Russo

Name:	Suzanne Russo
Title:	Assistant General Counsel

Date of Execution by Seller: August 28, 2020

PURCHASER:

SST II ACQUISITIONS, LLC

By:	/s/ Michael S. McClure

Name:	Michael S. McClure
Title:	CEO

Date of Execution by Purchaser: September 1, 2020